Exhibit 99.1

FOR IMMEDIATE RELEASE

H&E Equipment Services Reports Third Quarter 2005 Results

BATON ROUGE, LA., November 7, 2005 - H&E Equipment Services L.L.C. (H&E), today announced that third quarter revenues increased $27.5 million, or 22.7%, from the third quarter of 2004, third quarter gross profit increased $13.4 million, or 40.1%, from the third quarter of 2004, third quarter net income increased $9.4 million and third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) increased $12.2 million, or 54.7%.  John Engquist, President and Chief Executive Officer, said, “During the third quarter, we saw significant improvement in virtually all aspects of our business.  We continued to see positive results from our initiative to raise rental rates, which has increased our dollar utilization significantly.  Non-residential construction, the primary driver of our business, remained strong and created increased demand for our products and services.”

Results of Operations

Third quarter revenues were $148.5 million compared to $121.0 million for the third quarter of 2004.  Third quarter 2005 income from operations was $18.7 million compared to $8.9 million last year, an increase of $9.8 million.  The third quarter of 2005 net income was $8.2 million compared to a net loss of $1.2 million for the third quarter of 2004.  EBITDA for the third quarter increased $12.2 million, or 54.7%, to $34.5 million from $22.3 million for the third quarter of 2004.

Third quarter equipment rental revenues were $50.4 million compared to $42.1 million for the third quarter of 2004, reflecting an increase of $8.3 million, or 19.7%.  Increases occurred throughout the various product lines with the majority of the increase in aerial work platform equipment rental revenue.   At the end of the third quarter of 2005, the original acquisition cost of the rental fleet was $510.6 million, up $37.5 million from $473.1 million at the end of the third quarter of 2004.  For the third quarter of 2005, dollar utilization increased to 39.9% from 35.5% for the third quarter of 2004.

Third quarter new equipment sales were $36.2 million compared to $28.8 million for the third quarter of 2004, reflecting an increase of $7.4 million, or 25.7%.  Third quarter used equipment sales were $26.8 million, representing a $6.4 million, or 31.4%, increase from $20.4 million for the third quarter of 2004.  New equipment sales increased across all product lines.  Used equipment sales increased in aerial work platforms, earthmoving, lift trucks and other used equipment sales while used crane sales declined in comparison to the third quarter of 2004.  Parts sales and service revenues for the third quarter of 2005, collectively, were $27.4 million, representing a $4.0 million, or 17.1%, increase compared to $23.4 million for the third quarter of 2004.

Gross profit for the third quarter of 2005 was $46.8 million compared to $33.4 million for the third quarter of 2004, reflecting an increase of $13.4 million, or 40.1%.  Third quarter gross profit margin increased to 31.5% from 27.6% for the third quarter of 2004.  Gross profit margins improved for equipment rentals, new equipment sales, used equipment sales, parts sales and other revenues.

Third quarter gross profit from equipment rentals was $24.0 million compared to $17.4 million for the same time period last year, reflecting an increase of $6.6 million, or 37.9%. The increase was primarily a result of $8.3 million more in rental revenues offset by an increase in depreciation expense due to fleet growth.  New equipment sales gross profit for the third quarter of 2005 increased to $4.4 million from $3.2 million for the third quarter of 2004.  Used equipment sales gross profit for the third quarter of 2005 increased to $6.4 million from $4.2 million for the third quarter of 2004.  The improvement in both new and used equipment sales gross profit is a result of increased demand and improved residual values on used equipment.  Gross profit for parts sales and service revenues for the third quarter of 2005 was $11.4 million compared to $9.5 million for the same time period in 2004 and is primarily a result of higher revenues due to increased customer demand.

Selling, general and administrative expenses for the third quarter of 2005 were $28.2 million compared to $24.5 million last year, a $3.7 million, or 15.1%, increase.  The increase was primarily related to higher sales commissions, performance incentives, benefits, outside services and liability insurance.  As a percentage of total revenues, selling, general and administrative expenses for the third quarter of this year decreased to 19.0% for the third quarter of this year from 20.2% for the third quarter of last year.

For the first nine months of 2005, revenues increased $68.1 million, or 19.6%, to $414.7 million from $346.6 million for the first nine months of 2004.  Income from operations for the first nine months of 2005 increased $30.0 million to $44.4 million from $14.4 million for the first nine months of 2004.  Net income was $13.5 million for the first nine months, up from a net loss of $15.4 million for the first nine months of 2004.  EBITDA for the first nine months of 2005 increased $33.8 million, or 62.5%, to $87.9 million from $54.1 million for the first nine months of 2004.

For the first nine months of 2005, equipment rental revenues were $136.6 million compared to $116.7 million last year, an increase of $19.9 million, or 17.1%.  New equipment sales for the first nine months of 2005 were $99.9 million compared to $80.6 million for the same period in 2004, an increase of $19.3 million, or 23.9%. Used equipment sales for the first nine months of 2005 were $76.3 million compared to $62.0 million for the first nine months of 2004, an increase of $14.3 million, or 23.1%.  Parts sales and service revenues for the first nine months of 2005 were $80.6 million compared to $69.7 million last year, an increase of $10.9 million, or 15.6% and are primarily due to increased customer demand.

For the first nine months of 2005, gross profit was $125.7 million compared to $87.1 million for the first nine months of 2004, an increase of $38.6 million, or 44.3%.  The current year total gross profit margin was 30.3% compared to 25.1% last year.  Gross profit margin improved for equipment rentals, new equipment sales, used equipment sales, parts sales, service revenues and other revenues.

For the first nine months of 2005, gross profit from equipment rentals was $62.2 million compared to $41.2 million for the same time period last year, an increase of $21.0 million, or 51.0%.  New equipment sales gross profit for the first nine months of this year increased $3.5 million, or 40.7%, to $12.1 million from $8.6 million for the first nine months of 2004.  Used equipment sales gross profit for the first nine months of this year increased $6.0 million, or 48.8%, to $18.3 million from $12.3 million for the first nine months of 2005.  Parts sales and service revenue gross profit for the first nine months of 2005 was $33.5 million compared to $28.4 million for the same time period in 2004.

Selling, general and administrative expenses for the first nine months of 2005 were $81.3 million compared to $72.9 million last year, a $8.4 million, or 11.5% increase.  The increase was primarily related to higher sales commissions, performance incentives, benefits, professional services and liability insurance.  As a percent of total revenues, selling, general and administrative expenses decreased to 19.6% for the first nine months of 2005 from 21.0% for the first nine months of 2004.

Non-GAAP Financial Measures

This press release contains a certain non-GAAP financial measure (EBITDA).  Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 7, 2005 for a description of our use of this measure.  EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies.  Additionally, EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered an alternative to our other financial information determined under GAAP.

Conference Call

H&E’s management will hold its third quarter earnings conference call on November 9, 2005, at 11:00 AM Eastern Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.  A replay of the call will be available approximately one hour following the call at 1.800.756.3819 and access code 142348.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 41 facilities, all of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “on track,” “plans,” “intends,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, (4) intense competition and (5) costs may increase more than anticipated.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Equipment rentals	$50,409	$42,076	$136,576	$116,722
New equipment sales	36,152	28,793	99,867	80,570
Used equipment sales	26,751	20,353	76,332	61,984
Parts sales	16,986	14,951	51,202	44,335
Service revenue	10,409	8,486	29,459	25,446
Other	7,749	6,315	21,300	17,564

Total revenues	148,456	120,974	414,736	346,621

Gross profit:
Equipment rentals	24,040	17,353	62,158	41,214
New equipment sales	4,369	3,201	12,064	8,624
Used equipment sales	6,426	4,186	18,289	12,250
Parts sales	5,014	4,210	15,097	12,569
Service revenue	6,429	5,298	18,486	15,807
Other	520	(865)	(400)	(3,360)

Total gross profit	46,798	33,383	125,694	87,104

Selling, general, and administrative expenses	28,219	24,489	81,342	72,878
Gain on sale of property and equipment	118	49	15	156

Income from operations	18,697	8,943	44,367	14,382

Interest expense	(10,557)	(10,161)	(30,982)	(29,836)
Other income, net	85	11	255	95

Income (loss) before provision for income taxes	8,225	(1,207)	13,640	(15,359)

Provision for income taxes	—	—	171	—

Net income (loss)	$8,225	$(1,207)	$13,469	$(15,359)

H&E EQUIPMENT SERVICES L.L.C.

SELECTED BALANCE SHEET DATA

(in thousands)

	September 30, 2005	December 31, 2004

Cash	$4,440	$3,358
Rental equipment, net	296,237	243,630
Total assets	494,956	408,669

Total debt (1)	323,955	298,665
Total liabilities	514,786	441,969
Members’ deficit	(19,830)	(33,300)
Total liabilities and members’ deficit	$494,956	$408,669

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED RECONCILIATION OF

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income (loss)	$8,225	$(1,207)	$13,469	$(15,359)
Interest	10,557	10,161	30,982	29,836
Taxes	—	—	171	—
Depreciation and amortization	15,719	13,320	43,228	39,576

Earnings before interest, taxes, depreciation and amortization	$34,501	$22,274	$87,850	$54,053